Exhibit 24

LIMITED POWER OF ATTORNEY

THIS LIMITED POWER OF ATTORNEY given on the 13th day of August, 2025 by SIG Global China Fund I, LLLP (hereinafter called "the Company"), whose Registered Office is situated at 251 Little Falls Drive, Wilmington, DE 19808.

WHEREAS, by agreement dated January 2, 2018, by and between the Company and SIG Asia Investment, LLLP, the Company expressly authorized SIG Asia Investment, LLLP to enter into transactions in certain designated areas as defined in the Discretionary Investment Management Agreement attached hereto marked "Appendix 1."

NOW THIS DEED WITNESSETH that, effective from January 2, 2018, Melissa Jamaca, Treasurer of the general partner of the Company, hereby appoints on behalf of the Company the firm of SIG Asia Investment, LLLP, which through its officers, directors, and employees is hereby formally granted limited power of attorney for the purpose of entering into transactions on behalf and for the account of the Company and to take all actions on behalf of the Company as may be necessary to consummate such transactions, including but not limited to making, negotiating, signing, endorsing, executing, acknowledging, and delivering in the name of the Company all applications, contracts, agreements, notes, statements, certificates, proxies, and any other instruments of whatever kind and nature as may be necessary or proper in connection with the entering into of such transactions, instructing the transfer of funds where necessary with respect to such transactions, and performing all of the services specified under the Discretionary Investment Management Agreement with respect to such transactions.

IN WITNESS WHEREOF, the Company has caused this Limited Power of Attorney to take effect on the day and year above written from and after January 2, 2018.

THE COMMON SEAL OF

SIG Global China Fund I, LLLP

was hereunto affixed in the presence of:

SIG Global China Fund I, LLLP

By: SIG Global Investments GP, LLC,

       its general partner

By: /s/ Melissa Jamaca

Melissa Jamaca, Treasurer